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                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-39490

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 10, 2000)

                               COSTAR GROUP, INC.

                                  Common Stock

     This supplement amends and supplements certain information contained in the prospectus, dated August 10, 2000, relating to the potential sale from time to time of up to 1,123,855 shares of our common stock. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplements to the prospectus. The matters addressed in this supplement supersede any contrary statements contained in the prospectus.

     The following selling stockholders sold shares of our common stock in an underwritten offering in the amounts and at the price set forth in the tables below. In connection with this underwritten offering, CoStar Group, Inc. and the selling stockholders have agreed to indemnify Donaldson, Lufkin & Jenrette Securities Corporation against certain liabilities that may arise in connection with the offering and sale of the shares under the Securities Act of 1933.

                                                                                        SHARES
                                                                      REMAINING      BENEFICIALLY
                                                     SHARES SOLD IN   REGISTERED     OWNED AFTER      PERCENTAGE
                SELLING STOCKHOLDER                  THIS OFFERING      SHARES     THIS OFFERING(1)    OF CLASS
                -------------------                  --------------   ----------   ----------------   ----------
Andrew C. Florance                                       19,279            721         533,733           3.4%
Blue Chip Capital Fund Ltd. Partnership                 304,843         11,395          11,395             *
Henry D. Jamison IV                                     212,954         32,961          46,751             *
Heitzman Business Trust                                 168,215          6,288           6,288             *
Leslie L. Jamison                                       143,938          5,381           5,381             *
Benkert Business Trust                                   64,082          2,395           2,395             *
Church of the Apostles of Atlanta                        43,189          1,614           1,614             *
                                                        -------
         Total                                          956,500

---------------
(1) Includes shares issuable under options exercisable within 60 days of August 1, 2000.

 * Less than 1%

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
                                                              PER SHARE      TOTAL
-------------------------------------------------------------------------------------
Public offering price                                          $28.00     $26,782,000
Underwriting discount                                            1.25       1,195,625
Proceeds to selling stockholders                                26.75      25,586,375

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     The selling stockholders have granted the underwriters the right to purchase up to an additional 35,755 shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time on or before August 15, 2000.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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        The shares will be ready for delivery on or about August 15, 2000.

                          DONALDSON, LUFKIN & JENRETTE

           The date of this prospectus supplement is August 10, 2000.